UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*


Streamline Health Solutions, Inc.
(Name of Issuer)

Common Stock, $.01 par value
(Title of Class of Securities)

86323X106
(CUSIP Number)

October 16, 2019
(Date of Event which Requires
Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 86323X106	SCHEDULE 13G	Page 2 of 10

1	Names of Reporting Persons

	Tamarack Advisers, LP

	IRS Identification No. of Above Person (entities only)

	47-4492240

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Delaware

			5	Sole Voting Power

				4,305,882

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,305,882

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,305,882

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	14.1%

12	Type of Reporting Person (See Instructions)

	IA


CUSIP No. 86323X106	SCHEDULE 13G	Page 3 of 10

1	Names of Reporting Persons

	Tamarack Global Healthcare Fund, LP

	IRS Identification No. of Above Person (entities only)

	20-8297742

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Delaware

			5	Sole Voting Power

				3,598,334

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				3,598,334

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	3,598,334

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	11.8%

12	Type of Reporting Person (See Instructions)

	PN


CUSIP No. 86323X106	SCHEDULE 13G	Page 4 of 10

1	Names of Reporting Persons

	Tamarack Capital GP, LLC

	IRS Identification No. of Above Person (entities only)

	47-4492240

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Delaware

			5	Sole Voting Power

				4,305,882

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,305,882

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,305,882

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	14.1%

12	Type of Reporting Person (See Instructions)

	HC


CUSIP No. 86323X106	SCHEDULE 13G	Page 5 of 10

1	Names of Reporting Persons

	Tamarack Capital Management, LLC

	IRS Identification No. of Above Person (entities only)

	90-0292676

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Delaware

			5	Sole Voting Power

				4,305,882

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,305,882

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,305,882

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	14.1%

12	Type of Reporting Person (See Instructions)

	HC


CUSIP No. 86323X106	SCHEDULE 13G	Page 6 of 10

1	Names of Reporting Persons

	Justin J. Ferayorni

	IRS Identification No. of Above Person (entities only)

	-----------

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		United States

			5	Sole Voting Power

				4,342,134

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,342,134

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,342,134

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	14.2%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 86323X106	SCHEDULE 13G	Page 7 of 10


Item 1(a).	Name of Issuer.

	Streamline Health Solutions, Inc.

Item 1(b).	Address of Issuer?s Principal Executive Offices.

	1230 Peachtree Street, NE, Suite 600, Atlanta, GA 30309

Item 2(a).	Name of Person Filing.

	Tamarack Advisers, LP
	Tamarack Global Healthcare Fund, LP
	Tamarack Capital GP, LLC
	Tamarack Capital Management, LLC
	Justin J. Ferayorni

Item 2(b).	Address of Principal Business Office or, if none,
Residence.

	The business address of persons mentioned in Item 2(a) above is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008.

Item 2(c).	Citizenship.

	Tamarack Global Healthcare Fund, LP is a Delaware limited partnership, Tamarack Advisers, LP is a Delaware limited partnership, Tamarack Capital GP, LLC is a Delaware limited liability company, Tamarack Capital Management, LLC is a Delaware limited liability company, and Justin J. Ferayorni is a United States citizen.

Item 2(d).	Title of Class of Securities.

	Common Stock, $.01 par value

Item 2(e).	CUSIP Number.

	86323X106

Item 3.	If this statement is filed pursuant to 240.13d-
1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).


CUSIP No. 86323X106	SCHEDULE 13G	Page 8 of 10


(d) [ ] Investment company registered under section 8 of the Investment Company act of 1940 (15 U.S.C. 80a-8).

(e)  [X] An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E). (for Tamarack Advisers, LP)

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) [X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G). (for Mr. Ferayorni,
Tamarack Global Healthcare Fund, LP, Tamarack Capital GP, LLC, and Tamarack Capital Management, LLC)

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded form the definition of an investment company under section 3(c)(14) of the Investment
Company act of 1940 (15 U.S.C. 80a-3).

(j)  [ ] A non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J);

(K)  [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).  If filing as a non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J), please specify the type of institution:
______

Item 4.	Ownership.

	Reference is hereby made to Items 5-9 and 11 of pages two
(2), three (3), four (4), five (5), and six (6) of this
Schedule 13G, which Items are incorporated by reference herein.




CUSIP No. 86323X106	SCHEDULE 13G	Page 9 of 10


Item 5.	Ownership of Five Percent or Less of a Class.

	Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of
Another Person.

Tamarack Advisers, LP (?Tamarack Advisers?) is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page two (2) of this Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Tamarack Advisers acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements.

Tamarack Capital GP, LLC (?Tamarack GP?) is deemed to be the beneficial owner of the number of securities reflected in Item
5-9 and 11 of page four (4) of this Schedule 13G because of its ownership of Tamarack Advisers.

Tamarack Capital Management, LLC (?Tamarack CM?) is deemed to be the beneficial owner of the number of securities reflected in
Item 5-9 and 11 of page five (5) of this Schedule 13G pursuant to separate arrangements whereby it acts as general partner to some of the private funds which together own the securities reported on page 3.

Mr. Ferayorni is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page six
(6) of this Schedule 13G because of his position in, and majority ownership of, Tamarack Advisers, Tamarack GP, and Tamarack CM, along with holdings in family owned accounts over which he has discretionary authority.

Item 7.	Identification and Classification of the
Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not applicable.

Item 8.	Identification and Classification of Members of
the Group.

	Not applicable.




CUSIP No. 86323X106	SCHEDULE 13G	Page 10 of 10

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

	By signing below, Justin J. Ferayorni certifies that, to the best of his knowledge and belief, the securities referred to above on page two (2), three (3), and four (4) of this
Schedule 13G were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

	After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:	November 7, 2019

	Tamarack Advisers, LP and Tamarack Capital GP, LLC

	/s/ Justin J. Ferayorni
	________________________
	By:  Justin J. Ferayorni Managing member of Tamarack
Capital GP, LLC, the General Partner of Tamarack Advisers, LP


	Tamarack Capital Management, LLC and Tamarack Global
Healthcare Fund, LP

	/s/ Justin J. Ferayorni
	________________________
	By:  Justin J. Ferayorni Managing Member of Tamarack
Capital Management, LLC, the general partner of Tamarack Global
Healthcare Fund, LP


	/s/ Justin J. Ferayorni
	________________________
	By:  Justin J. Ferayorni

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)